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CONTACT:

Norris Battin
E-mail: nbattin@usa.net
Telephone:  800-341-2030

FOR IMMEDIATE RELEASE

                COOPER COMPANIES ANNOUNCES SECOND QUARTER RESULTS

                       Pretax EPS 52 Cents Versus 40 Cents
                     Revenue Up 54% As All Units Set Records

                        Medical Device Revenue Climbs 82%

        IRVINE, Calif., May 27, 1998 -- The Cooper Companies, Inc. (NYSE/PCX:
COO) today reported results for its second fiscal quarter ended April 30, 1998.

        Revenue of $51.8 million was 54% above the second quarter of 1997. Income from operations was $9.6 million, up 53%. Diluted earnings per share of 55 cents compared favorably with the 44 cents reported in the second quarter of 1997. Before net tax benefits of 3 cents per share, diluted earnings per share was 52 cents compared with 40 cents before 4 cents per share in net tax benefits in 1997's second quarter.

        Commenting on operating results, A. Thomas Bender, president and chief executive officer, said, "With record revenue in each business unit, we exceeded consensus earnings expectations in the second quarter. Pretax earnings for 1998's second quarter alone exceeded those for the first six months of 1997.

        "Our medical device businesses -- CooperVision (CVI) in contact lenses and CooperSurgical (CSI) in women's healthcare -- continued to generate strong results. While HGA's top line growth was on target, the TEFRA caps for Medicare initiated in November continued to pressure its operating income. This was more than offset by the 70% operating income growth in medical devices, and the Company's total operating income grew 53%.

        "During the past ninety days, we completed a number of key activities that are important to Cooper's future," Bender added. "CVI and CSI each launched three new products, positioning their businesses for continued rapid growth in their respective markets. In addition, I'm optimistic about the significant progress we made toward developing a plan to exit our psychiatric business in a way that will maximize value for our shareholders."




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


        Business Unit Results

                    P&L OPERATING HIGHLIGHTS BY BUSINESS UNIT
                                ($'s in millions)
                             Quarter Ended April 30,

                  Revenue                                         Operating Income
-----------------------------------------    -------------------------------------------------------
                                                                               %Revenue     %Revenue

                     1998    1997   % Inc.         1998    1997     % Inc.       1998         1997
                     ----    ----   ------         ----    ----     ------       ----         ----
CVI                  $30.4   $14.9    105%        $ 9.5   $ 5.6       70%         31%          37%
CSI                    7.1     5.8     22%          0.8     0.5       72%         12%           8%
                    ------  ------               ------   -----
Medical Devices       37.5    20.7     82%         10.3     6.1       71%         28%          29%
HGA                   14.3    13.0     10%          1.2     1.6      (29)%         8%          12%
                     -----   -----               ------   -----
Business Units        51.8    33.7     54%         11.5     7.7       49%         22%          23%
HQ Expense             n/a     n/a                 (1.9)   (1.4)      35%         n/a          n/a
                    ------  ------               ------   -----
TOTAL                $51.8   $33.7     54%        $ 9.6   $ 6.3       53%         19%          19%
                     =====   =====                =====   =====

                                     Six Months Ended April 30,

                  Revenue                                         Operating Income
-----------------------------------------    -------------------------------------------------------
                                                                               %Revenue     %Revenue
                     1998    1997   % Inc.       1998      1997     % Inc.       1998         1997
                     ----    ----   ------       ----      ----     ------       ----         ----
CVI                  $53.3   $27.1    97%        $15.5    $10.0       55%         29%          37%
CSI                   13.5    10.5    28%          1.6      0.9       78%         12%           9%
                    ------  ------              ------   ------
Medical Devices       66.8    37.6    77%         17.1     10.9       57%         26%          29%
HGA                   27.8    24.4    14%          1.8      2.2      (18)%         7%           9%
                    ------  ------              ------   ------
Business Units        94.6    62.0    52%         18.9     13.1       44%         20%          21%
HQ Expense             n/a     n/a                (3.4)    (2.7)      24%         n/a          n/a
                    ------  ------              ------   ------
TOTAL                $94.6   $62.0    52%        $15.5    $10.4       49%         16%          17%
                     =====   =====               =====    =====





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


        CooperVision

        During the second quarter, CVI posted record sales that more than doubled sales in the comparable period in 1997. Year to date, CVI revenue has grown 97%. Excluding Aspect Vision Care, the British contact lens company acquired in December 1997, CVI revenue grew 46% in the second quarter and 42% year to date.

        "Aspect's revenue is meeting our expectations, growing more than 30% since Cooper acquired it," said Bender. "In the second quarter, Aspect's contribution to earnings more than offset the dilution in the first quarter and is expected to be accretive from here on out."

        Because of the addition of Aspect's lower margin spherical products, CooperVision's gross margin declined to 67% from 77% in last year's second quarter and to 66% from 77% for the year to date. "Aspect," Bender explained," gives CooperVision the ability to compete effectively in the large and growing worldwide disposable-planned replacement segment of the market where margins have traditionally been lower. With the Aspect Vision acquisition, we have achieved greatly accelerated operating income growth -- 70% in the second quarter -- albeit with lower operating margins.

        "Investors should also understand that in our core toric lens business, gross margins are not currently under pressure and remain high, about 80%, and that by combining CooperVision North America and Aspect Vision, we expect operating margins to improve as our disposable lens product unit volume increases."

        Sales of toric lenses to correct astigmatism now account for nearly 40% of CVI's worldwide business and more than 50% of its North American business. During the second quarter, toric sales in North America grew 49% over the comparable 1997 quarter and have increased 43% year to date: twice the rate of growth of the toric lens segment itself as measured by independent market research. The toric market, according to this same data, is the fastest growing segment of the North American market, growing over twice as fast as the spherical lens segment, and now accounts for about 20% of the total.

        Preference Toric continues to exceed expectations, with second quarter and year-to-date revenue growing 98% and 90% respectively over the 1997 periods. The Company believes that Preference Toric is the fastest growing brand in the worldwide contact lens market and expects that calendar 1998 sales will approach $30 million.

        In May, CVI introduced two new toric products: Hydrasoft Toric Options, a custom planned replacement toric lens for astigmatic patients who have complex correction requirements, and Frequency 55 Toric, a planned replacement lens designed for replacement at two-week or monthly intervals.

Frequency 55 Toric is positioned to compete directly with the leading product in the lower priced segment of the toric market.

        In Europe, Aspect plans to begin marketing CVI's current line of toric products during the third quarter, and before the end of the calendar year will introduce a molded, disposable toric lens designed for two-week replacement. This lens will be manufactured using Aspect's patented UltraSync system, a technique that yields superior lens edges for maximum patient comfort and improved reproducibility.

        In North America, sales of CVI's brands of disposable-planned replacement spherical lenses grew 117% in the second quarter and 88% year to date, and now account for about 20% of its business there. Worldwide, including Aspect's brands, sales of CVI disposable-planned replacement spheres now account for more than one-third of CVI's business. In February, CVI introduced its Frequency 55 disposable-planned replacement sphere in the United States. In North America, disposable-planned replacement spherical lenses make up the largest contact lens market segment commanding, according to Company estimates, more than half of the $1.2 billion total.

        Together, sales of toric and planned replacement spherical lenses in North America grew 63% in the second quarter and 52% year to date. These sales comprise about 70% of CVI's North American revenue. Worldwide, CVI's Toric and disposable-planned replacement sphere lines now comprise more than three-fourths of its business.

        Commenting on the recent evolution of CVI's product mix Bender said, "I'm convinced that the future growth in the worldwide contact lens market will come from the toric and disposable-planned replacement sphere segments. We continue to gain share rapidly in both these market segments. Through new product and business development activities over the past two years, CooperVision is now the fastest growing major contact lens company in the world."

        CooperSurgical

        CSI's sales grew 22% over last year's second quarter to a record level as sales from internally developed new products and from the acquisitions of Unimar and Marlow Surgical Technologies continued strong. Revenue in women's healthcare products grew 27%.

        At this month's meeting of the American College of Obstetricians and Gynecologists, CSI continued to execute its strategy to consolidate, integrate and build critical mass in the women's healthcare market by introducing two significant new product lines:

        * The Cerveillance Scope, the first in a planned series of products using digital imaging and proprietary software to provide enhanced visualization and documentation in examinations of the cervix. The Cerveillance Scope is a fully integrated compact colposcope, an optical device used to examine the vagina and the cervix. It improves image capture, enhancement and analysis allowing measurement of lesion size and documentation of cervical changes over time.

        * The FemExam pH and Amines TestCard, the first of four novel, patented diagnostic tests comprising the FemExam Vaginal Fluid TestCard System that CSI recently licensed. These tests, designed for use primarily in the physician's office, rapidly and economically screen and diagnose common vaginal infections such as bacterial vaginosis, yeast and trichomonasis. They are designed to replace current testing practices that are difficult, costly and inconvenient to perform. The potential U. S. market for vaginitis tests is estimated by industry sources at 125 million tests annually. CSI anticipates that over the next three to five years, these tests will add between $30 million and $50 million in revenue. CSI is currently in discussion with pharmaceutical companies who market products to treat vaginosis and expects to select a co-marketing partner shortly.

"These are the first of many new products expected from our FemExam and Cerveillance programs," said Bender. "Marketing these products successfully will help CooperSurgical double its sales over the next two years and then grow in excess of 20% per year."

        Hospital Group of America

                                                    HOSPITAL GROUP OF AMERICA
                                                 SELECTED STATISTICAL INFORMATION

                                  Three months ended April 30(1)      Six months ended April 30(1)
                                  ------------------------------      ----------------------------
1998                                1998      1997     % Change         1998      1997   %Change
----                                ----      ----     --------         ----      ----   -------
Licensed inpatient beds               319       319         -             319       319         -
Inpatient admissions                1,861     1,641        13%          3,594     3,095        16%
Total inpatient days               22,711    18,832        21%         44,230    35,277        25%
Average length of stay (days)        11.5      11.3         2%           11.6      11.3         3%
Total outpatient visits            16,879    13,458        25%         31,405    25,567        23%
--------------------------------------------------------------------------------------------------
(1) Data is for HGA owned hospitals only

        HGA revenue also reached a record, growing 10% over last year's second quarter with a 13% increase in inpatient admissions and a 25% rise in outpatient visits compared with last year's second quarter. Year to date, revenue has grown 14% with admissions up 16%, outpatient visits up 23% and length of stay moderately above the six-month period last year. Operating Income, however, declined 29% compared with last year's second quarter and 18% year to date as increased Medicare inpatient volume met with reduced reimbursement under the Tax Equity and Financial Responsibility Act of 1982 (TEFRA), which lowered the cap on the TEFRA target amount for a Medicare discharge. Management believes that in the next six months, HGA's margins will return to double-digit levels as its business mix shifts toward its higher margin product lines of residential care and psychiatric program management.

        Forward-Looking Statements

        Statements in this release that are not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may", "will", "expect", "estimate", "anticipate", "continue" or similar terms and reflect the Company's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of the Company's manufacturing facilities or hospitals, new competitors or technologies, significant disruptions caused by the failure of third parties to address the Year 2000 issue, acquisition integration costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from stock issuance or acquisitions, regulatory issues, changes in reimbursement rates and payor mix, environmental clean-up costs more than those already accrued, litigation costs, costs of business divestitures, and items listed in the Company's SEC reports, including the section entitled "Business" in its Annual Report on Form 10-K for the year ended October 31, 1997.

        The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. Corporate offices are located in Irvine and Pleasanton, Calif. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada, and Southampton, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through facilities in Delaware, Illinois, Indiana and New Jersey and satellite locations.

        NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Company's Internet address is www.coopercos.com.

        Trademarks

        Cerveillance System, Cerveillance Scope, FemExam pH and Amines TestCard, FemExam Vaginal Fluid TestCard, Hydrasoft Toric Options, Preference, Preference Toric, Frequency 55, Frequency 55 Toric and UltraSync are trademarks of The Cooper Companies, Inc., its subsidiaries or affiliates.

                               [FINANCIALS FOLLOW]

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                    (In thousands, except per share figures)
                                   (Unaudited)

                                                        Three Months Ended                    Six Months Ended
                                                             April 30,                           April 30,
                                                        -------------------                  -------------------
                                                         1998          1997                  1998           1997
                                                         ----          ----                  ----           ----


Net sales of products                                  $ 37,450      $ 20,630              $ 66,834       $ 37,657

Net service revenue                                      14,314        13,033                27,768         24,382
                                                       --------      --------              --------       --------
Net operating revenue                                    51,764        33,663                94,602         62,039
                                                       --------      --------              --------       --------
Cost of products sold                                    13,027         6,104                24,304         11,135

Cost of services provided                                13,127        11,373                25,844         22,055

Selling, general and administrative expense              14,544         9,094                26,258         17,040

Research and development  expense                           543           414                   999            738

Amortization of intangibles                                 939           404                 1,702            692
                                                       --------      --------              --------       --------
Income from operations                                    9,584         6,274                15,495         10,379
                                                       --------      --------              --------       --------
Interest expense                                          1,858         1,255                 3,008          2,484

Other income (expense), net                                 277           (77)                1,072            (57)

Income before income taxes                                8,003         4,942                13,559          7,838

(Benefit of) income taxes                                  (480)         (431)                 (917)          (845)
                                                       --------      --------              --------       --------

Net income                                             $  8,483      $  5,373              $ 14,476       $  8,683
                                                       ========      ========              ========       ========
Earnings per share:
   Basic                                               $   0.57      $   0.45*             $   0.98       $   0.74*
                                                       ========      ========              ========       ========
   Diluted                                                 0.55          0.44*                 0.94           0.72*
                                                       ========      ========              ========       ========

Number of shares used to compute
 earnings per share:
   Basic                                                 14,872        11,924*               14,840         11,798*
                                                       ========      ========              ========       ========
   Diluted                                               15,443        12,243*               15,398         12,082*
                                                       ========      ========              ========       ========
Memo diluted earnings per share data:
Income before income taxes                             $   0.52      $   0.40              $   0.88       $   0.65
                                                       ========      ========              ========       ========

 * Restated to reflect per share amounts in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," adopted by the Company in the first quarter of fiscal 1998.




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


                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                April 30,         October 31,
                                                  1998              1997
                                                  ----              ----
                                ASSETS
Current assets:

  Cash and cash equivalents                      1,456
  Trade receivables, net                        40,807              27,469

  Inventories                                   28,212              15,096

  Other current assets                          12,620               7,755
                                              --------            --------
     Total current assets                       83,095              68,569
                                              --------            --------
Property, plant and equipment, net              57,703              39,523
Intangibles, net                                90,276              36,698
Other assets                                    35,967              30,508
                                              --------            --------
                                              $267,041            $175,298
                                              ========            ========

             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                              $  6,296            $    447
Other current liabilities                      39,220              33,170
                                             --------            --------
     Total current liabilities                 45,516              33,617
                                             --------            --------

Long-term debt                                 68,428               9,125

Other liabilities                              25,415              21,023
                                             --------            --------
     Total liabilities                        139,359              63,765
                                             --------            --------
Stockholders' equity                          127,682             111,533
                                             --------            --------
                                             $267,041            $175,298
                                             ========            ========

                                      ####





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